Exhibit 99.1

Nektar Therapeutics Reports First Quarter 2024 Financial Results

SAN FRANCISCO, May 9, 2024 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported financial results for the first quarter ended March 31, 2024.

Cash and investments in marketable securities at March 31, 2024 were $326.0 million as compared to $329.4 million at December 31, 2023. Nektar’s cash and marketable securities are expected to support strategic development activities and operations into the third quarter of 2026.

“In the first quarter, we made significant progress with our highly promising immunology and inflammation pipeline,” said Howard W. Robin, President and CEO of Nektar. “REZPEG is advancing in the clinic in our Phase 2b study in patients with atopic dermatitis and in our Phase 2b study in patients with alopecia areata. Enrollment for both studies is on-track, and we expect to report topline data from these trials in the first half of 2025. Building out our Treg pipeline, our novel bivalent antibody targeting the TNFR2 receptor is progressing through IND-enabling studies to support entering the clinic next year.”

Summary of Financial Results

Revenue in the first quarter of 2024 was $21.6 million as compared to the same $21.6 million in the first quarter of 2023.

Total operating costs and expenses in the first quarter of 2024 were $57.1 million as compared to $156.3 million in the first quarter of 2023. Operating costs and expenses for the first quarter of 2023 included a one-time $76.5 million non-cash goodwill impairment charge. Operating costs and expenses for the first quarter of 2024 further decreased as compared to 2023 due to decreases in restructuring, impairment and costs of terminated program, as well as decreases in R&D and G&A expense.

R&D expense in the first quarter of 2024 was $27.4 million as compared to $30.5 million for the first quarter of 2023. R&D expense for the first quarter of 2024 decreased primarily due to a decrease in employee costs and related facilities costs, partially offset by an increase in expense for the development of rezpegaldesleukin and NKTR-0165, our TNFR2 agonist antibody.

G&A expense was $20.1 million in the first quarter of 2024 as compared to $21.1 million in the first quarter of 2023.

Restructuring, impairment and other costs of the terminated program were $1.0 million in the first quarter of 2024 as compared to $21.2 million in the first quarter of 2023. Restructuring, impairment and other costs of terminated program decreased primarily due to $13.2 million in non-cash lease and equipment impairment charges and $5.5 million in severance expense recognized in the first quarter of 2023.

Net loss for the first quarter of 2024 was $36.8 million or $0.19 basic and diluted loss per share as compared to a net loss of $137.0 million or $0.73 basic and diluted loss per share in the first quarter of 2023.

First Quarter 2024 and Recent Business Highlights

●	In March 2024, Nektar initiated a Phase 2b study of rezpegaldesleukin in patients with severe-to-very severe alopecia areata. The Company expects topline data from this study in the first half of 2025.

●	Enrollment is ongoing in the Phase 2b study of rezpegaldesleukin in patients with moderate-to-severe atopic dermatitis. The Company expects topline data from this study in the first half of 2025.

●	In March 2024, we entered into a securities purchase agreement with TCG Crossover Fund, an institutional accredited investor, to sell securities in a private placement financing for gross proceeds to the Company of approximately $30 million, before deducting expenses.

Conference Call to Discuss First Quarter 2024 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time, May 9, 2024.

This press release and live audio-only webcast of the conference call can be accessed through a link that is posted on the Home Page and Investors section of the Nektar website: http://ir.nektar.com/. The web broadcast of the conference call will be available for replay through June 9, 2024.

To access the conference call, follow these instructions:

Dial: (800) 715-9871 (U.S & Canada)

Conference ID: 4855448

About Nektar Therapeutics

Nektar Therapeutics is a clinical-stage biotechnology company focused on developing treatments that address the underlying immunological dysfunction in autoimmune and chronic inflammatory diseases. Nektar’s lead product candidate, rezpegaldesleukin (REZPEG, or NKTR-358), is a novel, first-in-class regulatory T cell stimulator being evaluated in two Phase 2b clinical trials, one in atopic dermatitis and one in alopecia areata. Our pipeline also includes a preclinical candidate NKTR-0165, which is a bivalent tumor necrosis factor receptor type II agonist antibody. Nektar, together with various partners, is also evaluating NKTR-255, an investigational IL-15 receptor agonist designed to boost the immune system’s natural ability to fight cancer, in several ongoing clinical trials. Nektar is headquartered in San Francisco, California. For further information, visit www.nektar.com and follow us on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: “will,” “expect,” “develop,” “potential,” “advance,” “anticipate,” and similar references to future periods. Examples of forward-looking statements include, among others, statements regarding the therapeutic potential of, and future development plans for, rezpegaldesleukin and NKTR-0165. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of rezpegaldesleukin and NKTR-0165 are based on preclinical and clinical findings and observations and are subject to change as research and development continue; (ii) rezpegaldesleukin and NKTR-0165 are investigational agents and continued research and development for these drug candidates is subject to substantial risks, including negative safety and efficacy findings in future clinical studies (notwithstanding positive findings in earlier preclinical and clinical studies); (iii) rezpegaldesleukin is in clinical development and NTKR-0165 is in preclinical development, and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval; (iv) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to challenges caused by health epidemics, including the recent COVID-19 pandemic, regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (v) we may not achieve the expected cost savings we expect from our 2022 corporate restructuring and reorganization plan or our 2023 cost restructuring plan and we may undertake additional restructuring and cost-saving activities in the future, (vi) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (vii) certain other important risks and uncertainties set forth in our Quarterly Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2024. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

For Investors:

Vivian Wu of Nektar Therapeutics

628-895-0661

For Media:

David Rosen of Argot Partners

(212) 600-1902

david.rosen@argotpartners.com

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2024	December 31, 2023(1)
ASSETS
Current assets:
Cash and cash equivalents	$48,642	$35,277
Short-term investments	240,596	268,339
Accounts receivable	3,617	1,205
Inventory, net	16,238	16,101
Other current assets	10,743	9,779
Total current assets	319,836	330,701

Long-term investments	36,778	25,825
Property, plant and equipment, net	17,475	18,856
Operating lease right-of-use assets	17,267	18,007
Other assets	4,656	4,644
Total assets	$396,012	$398,033

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	8,757	9,848
Accrued expenses	24,281	22,162
Operating lease liabilities, current portion	19,368	19,259
Total current liabilities	52,406	51,269

Operating lease liabilities, less current portion	94,710	98,517
Liabilities related to the sales of future royalties, net	117,857	112,625
Other long-term liabilities	4,334	4,635
Total liabilities	269,307	267,046

Commitments and contingencies

Stockholders’ equity:
Preferred stock	-	-
Common stock	19	19
Capital in excess of par value	3,644,140	3,608,137
Treasury stock	(3,000)	-
Accumulated other comprehensive income (loss)	(403)	80
Accumulated deficit	(3,514,051)	(3,477,249)
Total stockholders’ equity	126,705	130,987
Total liabilities and stockholders’ equity	$396,012	$398,033

(1)	The consolidated balance sheet at December 31, 2023 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share information)

(Unaudited)

	Three months ended March 31,
	2024	2023

Revenue:
Product sales	$6,034	$4,718
Non-cash royalty revenue related to the sales of future royalties	15,508	16,861
License, collaboration and other revenue	97	15
Total revenue	21,639	21,594

Operating costs and expenses:
Cost of goods sold	8,534	7,060
Research and development	27,408	30,469
General and administrative	20,149	21,081
Restructuring, impairment and costs of terminated program	975	21,193
Impairment of goodwill	-	76,501
Total operating costs and expenses	57,066	156,304

Loss from operations	(35,427)	(134,710)

Non-operating income (expense):
Non-cash interest expense on liabilities related to the sales of future royalties	(5,531)	(6,405)
Interest income	4,220	4,335
Other income (expense), net	(99)	(301)
Total non-operating income (expense), net	(1,410)	(2,371)

Loss before provision for income taxes	(36,837)	(137,081)

Provision (benefit) for income taxes	(35)	(63)
Net loss	$(36,802)	$(137,018)

Basic and diluted net loss per share	$(0.19)	$(0.73)

Weighted average shares outstanding used in computing basic and diluted net loss per share	194,746	188,875

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